Exhibit 99



FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela Toppi
Executive Vice President & CFO
203/853-4321




                        SALE OF VACANT LAND CONTRIBUTES
                    TO SECOND QUARTER RESULTS FOR TRANS-LUX

NORWALK, CT, August 12, 2003 - Trans-Lux Corporation (AMEX:TLX), a leading supplier of programmable electronic information displays and owner/operator of cinemas, today reported financial results for the second quarter ended June 30, 2003.

Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy announced that net income for the second quarter jumped to $568,000 ($0.45 per basic share; $0.26 per diluted share) from $65,000 ($0.05 per basic and diluted share). Earnings before interest, income taxes, and depreciation and amortization ("EBITDA") increased 15% to $4.2 million from $3.7 million during the same period last year. The spike in earnings was primarily due to a gain on the sale of vacant land adjacent to the Company's headquarters.

Revenues were down 27% for the second quarter to $13.9 million from $19.0 million last year, primarily due to the sale of the Company's Custom Sports business in March 2003, including its Utah manufacturing facility, and decreases in indoor Display division revenues mainly resulting from adverse conditions in the financial services markets. In line with its previously announced cost-savings program, Trans-Lux incurred a charge for lay-offs during the quarter and offered early retirement incentives to employees, reducing its workforce by 7%. The Board of Directors authorized payment of a regular quarterly cash dividend, payable on July 25, 2003 to all stockholders of record as of the close of business June 30, 2003. Holders of Common Stock received 3.5 cents per share and holders of Class B Stock received 3.15 cents per share.

For the six months ended June 30, 2003, net income rose to $835,000 from $111,000 during last year's comparable period. The sale of the Company's Custom Sports business to Barco, Inc., in the first quarter, and the sale of the vacant land each had a significant positive impact on the profitability of Trans-Lux for the first six months of the year. EBITDA rose to $8.7 million for the six-month period, compared to $7.5 million last year. However, Trans-Lux reported revenues of $29.4 million for the first six months of 2003, compared with $36.1 million for the first half of 2002, again, primarily due to the sale of the Custom Sports business, including its Utah manufacturing facility, and decreases in indoor Display division revenues mainly resulting from adverse conditions in the financial services markets.

Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer, commented that reduced interest rates and a substantial gain on foreign currency also had a positive effect on financial results during the second quarter. However, medical, pension and insurance costs continue to drive up expenses. The Company also increased its allowance for doubtful accounts.

Revenues for the quarter were ahead of last year in the catalog sports sector of the Outdoor display division, where Trans-Lux provides its full line of scoreboards and electronic signage to venues such as high schools and college stadiums. In addition to its sports display line, the Company currently designs, manufactures, sells and rents catalog and custom commercial outdoor LED display systems through its manufacturing facilities in Des Moines, Iowa, as well.

The current economic slowdown continues to negatively affect the Display division's customers, and will impair the Company's ability to achieve strong future earnings until such time as the economy recovers and has a positive affect on its customers. The Indoor division's customers in the financial and energy markets have been especially hard hit, resulting in significant disconnects of existing rental installations and a reduction in new orders from this market sector. Despite these difficulties, the Indoor division secured several major new orders in the financial arena. Trans-Lux won a contract with the Chicago Mercantile Exchange for a large full-color RGB RainbowWall(R) display system to be installed in its new atrium entrance on South Wacker Drive. The displays will showcase financial market and various other data and will be viewable from the street, creating a major attraction for the CME in downtown Chicago. Deutsche Bank in New York City placed an order for a 485-foot tricolor graphical Jet(R) ticker display, which will wrap around its equities trading floor. The installation of several new tricolor Jet and DataWall(R) displays was completed at the Toronto Stock Exchange as part of an elaborate backdrop to be used as a studio for financial broadcasts. The Company also secured orders for trading room displays from several investment/brokerage firms in the New York metropolitan area.

In the government and private sector, Trans-Lux continued to enhance its presence with a variety of new sales/rentals of displays for business school classroom applications, and several new orders from a national HMO for pharmacy waiting room displays. Also during the quarter, installation of the Company's first order for GraphixWall(tm), its new, economical full-matrix graphic display product, was completed at the Greater Toronto Airport Authority for flight, baggage and way-finding applications. Additionally, the Company received a large domestic order for multiple GraphixWall displays from a leading manufacturer in Connecticut for its assembly facility in Florida.

The Company's work with the gaming industry included a new order from the Atlantis Hotel in Nassau, Bahamas for a multi-panel electronic sports book. Several casinos, including Bally's Las Vegas and Casino Arizona, ordered electronic ticker displays to showcase sports scores and news.

National box office sales for the summer are good but currently lower than the record levels of last summer, with the number of tickets sold down 4.5% for the summer and 7% for the year. The Company's Entertainment/Real Estate division's performance was in line with the national trend, with revenues and profits trailing last year's results but ahead of 2001. It's important to note, though, that 2002 was a record year for box office sales and the industry does not expect to top it this year. Among the few summer blockbusters thus far were Finding Nemo (the highest grossing animated film of all time), Bruce Almighty, The Matrix Reloaded and X2: X-Men United.

One of the most noteworthy events of the second quarter was the announcement in late May that Richard Brandt was stepping down as Chairman of Trans-Lux. At age 75, he will remain an active member of the Trans-Lux board and will continue to be significantly involved under his consulting agreement. Mr. Brandt joined the Company in 1950 and was elected President in 1962; he became Chairman of the Board in 1974. Gene Jankowski, an independent Trans-Lux board member since 1994, has been elected the new Chairman. Mr. Jankowski is Chairman of Jankowski Communications System, Inc., and is the former President and Chairman of the CBS Broadcast Group. "Richard's insightful contributions, experience and guidance are invaluable, and we look forward to his continued involvement in the Company as a consultant and Board member," said Mr. Jankowski.

Trans-Lux is a worldwide, full-service provider of integrated multimedia systems for today's communications environments. The essential elements of these systems are real-time, programmable electronic information displays we manufacture, distribute and service. Designed to meet the evolving communications needs of both the indoor and outdoor markets, these displays are used primarily in applications for the financial, banking, gaming, corporate, transportation, entertainment and sports industries. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States, as well as a national film booking service.

(Table of Operations attached)
                                ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, such as the decline in the value of the Australian dollar, terrorist acts and war.

                                            TRANS-LUX CORPORATION

                                            RESULTS OF OPERATIONS
                                                 (Unaudited)

                                                           THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                 JUNE 30                          JUNE 30
                                                          --------------------             -------------------

(In thousands, except per share data)                          2003      2002                  2003      2002
                                                          --------------------             -------------------
Revenues                                                    $13,873   $18,986               $29,363   $36,148

Net income                                                  $   568   $    65               $   835   $   111
                                                          --------------------             -------------------

Calculation of EBITDA - add:
   Interest expense, net                                        976     1,038                 1,931     2,187
   Provision for income taxes                                   572        53                   869        91
   Depreciation and amortization                              2,120     2,526                 5,081     5,073
                                                          --------------------             -------------------
EBITDA (2)                                                  $ 4,236   $ 3,682               $ 8,716   $ 7,462

Earnings per share:
   Basic                                                    $  0.45   $  0.05               $  0.66   $  0.09
   Diluted (1)                                              $  0.26   $  0.05               $  0.42   $  0.09

Average common shares outstanding:
   Basic                                                      1,261     1,261                 1,261     1,261
   Diluted (1)                                                3,418     1,261                 3,418     1,261


(1) The 2002 diluted earnings per share calculation does not include the assumed conversion of the Company's
7-1/2% convertible subordinated notes, as the effect is antidilutive.

(2) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.
EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.